Exhibit 5.1

Opinion of Phillips Lytle LLP

Life Storage, Inc. Life Storage LP 6467 Main Street Williamsville, NY 14221-5890	December 7, 2017

Ladies and Gentlemen:

We have served as counsel to Life Storage LP, a Delaware limited partnership (the “Operating Partnership”) and Life Storage, Inc., a Maryland corporation (the “Company”, and together with the Operating Partnership, the “Transaction Entities”) in connection with the offer and sale of $450,000,000 in principal amount 3.875% senior notes due 2027 (the “Notes”) of the Operating Partnership fully and unconditionally guaranteed by the Company (the “Guarantee,” and together with the Notes, the “Securities”), pursuant to a Registration Statement on Form S-3 (Registration Nos. 333-211985 and 333-211985-01) (the “Registration Statement”) filed on June 13, 2016 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). The Securities will be issued and sold pursuant to an Underwriting Agreement, dated November 28, 2017 (the “Underwriting Agreement”) by and among the Company, the Operating Partnership, Life Storage Holdings, Inc. (“Holdings”) and Wells Fargo Securities, LLC, Citigroup Global Markets Inc. and SunTrust Robinson Humphrey, Inc., as representatives of the several underwriters listed on Exhibit A thereto (the “Underwriters”). Capitalized terms used but not defined herein shall have the meanings given to them in the Registration Statement.

In connection with our representation of the Transaction Entities, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1.    The Registration Statement, the related form of prospectus included therein, and the prospectus supplement for the offer and sale of the Securities in the forms in which they were transmitted to the Commission under the Act;

2.    The global notes evidencing the Notes;

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3.    The Guarantee of the Notes;

4.    The Certificate of Limited Partnership of the Operating Partnership, as amended through the date hereof (the “Partnership Certificate”), as amended;

5.    The agreement of limited partnership of the Operating Partnership, as amended through the date hereof, certified as of the date hereof by an officer of Holdings in its capacity as the general partner of the Operating Partnership;

6.    The Certificate of Incorporation of Holdings, as amended;

7.    The By-Laws of Holdings, as amended;

8.    The Amended and Restated Certificate of Incorporation of the Company, as amended;

9.    The Bylaws of the Company, as amended;

10.    Resolutions adopted by the board of directors of the Company and Holdings and pricing committees of such boards relating to the registration and issuance of the Securities (the “Resolutions”), as provided to us by the Company and Holdings;

11.    A certificate of the Office of the Secretary of the State of Delaware as to the good standing of the Operating Partnership, dated as of a recent date;

12.    A certificate of the Office of the Secretary of the State of Delaware as to the good standing of Holdings, dated as of a recent date;

13.    A certificate of the State Department of Assessments and Taxation of Maryland as to the good standing of the Company, dated as of a recent date;

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14.    The Underwriting Agreement;

15.    The indenture, dated as of June 20, 2016, between the Transaction Entities and Wells Fargo Bank, National Association, as trustee (the “Trustee”), and the Second Supplemental Indenture, dated as December 7, 2017 (collectively, the “Indenture”); and

16.    Such other documents and matters as we have deemed necessary or appropriate to express the opinions set forth in this letter, subject to the assumptions, limitations and qualifications stated herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Issuers and others.

In expressing the opinions set forth below, we have assumed the following:

1.     The Indenture pursuant to which the Securities are to be issued, executed, delivered and sold has been duly authorized, executed and delivered by the Trustee;

2.     The Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and will be in compliance, generally and with respect to acting as a trustee, under the Indenture and all applicable laws and regulations;

3.     The Notes will be duly authenticated or delivered by the Trustee against payment by the Underwriters at the agreed-upon consideration; and

4.    The Registration Statement has been declared effective pursuant to the Act and the Indenture has been qualified under the Trust Indenture Act of 1939, as amended.

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Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that the Notes are duly authorized for issuance and, when issued and delivered against payment therefor in accordance with the Underwriting Agreement and the Indenture, will constitute valid and binding obligations of the Operating Partnership enforceable against the Operating Partnership in accordance with their terms. The Guarantee of the Company is duly authorized for issuance and, when issued and delivered against payment for the Notes in accordance with the Underwriting Agreement and the Indenture, will constitute a valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

In addition to the other qualifications, exceptions and limitations set forth in this opinion letter, our opinions expressed above is also subject to the effect of: (a) bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers), and (b) the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the applicable agreements are considered in a proceeding in equity or at law).

We express no opinion concerning the laws of any jurisdiction other than the laws of the United States of America, the State of New York, the Delaware General Corporation Law and the Delaware Revised Uniform Limited Partnership Act. With respect to matters of Maryland law, we have relied upon the opinion of Venable LLP of Baltimore, Maryland. We assume no obligation to supplement this opinion letter if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinions expressed herein after the date hereof.

This opinion letter is being furnished to you for your submission to the Commission as an exhibit to the report filed on Form 8-K (the “Form 8-K”) by the Transaction Entities with the ommission on or about the date hereof. We hereby consent to the filing of this opinion as an exhibit to the Form 8-K in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act and to the use of this firm’s name therein and under the section “Legal Matters”

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in the related prospectus supplement and the prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ Phillips Lytle LLP

Phillips Lytle LLP